NEWS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor Relations@nobleenergyinc.com
Houston, TX 77067

NOBLE ENERGY ANNOUNCES JAMES L. MCELVANY TO RETIRE
CHRIS TONG TO BE JOINING NOBLE ENERGY AS CFO

HOUSTON (November 30, 2004) – Noble Energy, Inc. (NYSE: NBL) today announced that James L. McElvany, Senior Vice President, Chief Financial Officer and Treasurer has elected to retire. Mr. McElvany has been with the company for over 25 years and has been the CFO since 1999.

The company also announced that succeeding Mr. McElvany will be Mr. Chris Tong, who will be joining the organization as Senior Vice President, CFO and Treasurer effective January 1, 2005. Most recently, Mr Tong has been Senior Vice President and CFO for Magnum Hunter Resources, Inc., an independent exploration and production company located in Irving, Texas. Prior to joining Magnum Hunter Resources in 1997, Mr Tong served in financial leadership positions at Tejas Gas Corporation and in several commercial banking institutions. Mr. Tong earned a degree in economics from the University of Louisiana at Lafayette. Mr. McElvany will remain with Noble Energy as Senior Vice President and will aid in the transition process until his retirement, which will occur in the second quarter of 2005.

Charles D. Davidson, Noble Energy’s chairman, president and CEO, said, “James McElvany has provided outstanding financial leadership to Noble Energy for many years. I have appreciated the opportunity to work closely with James, and I know I can speak for everyone at Noble Energy that his commitment, integrity and most of all, friendship, will be greatly missed. All of us wish James and his wife Linda the very best as they enter retirement. While James will be missed, Noble Energy is very fortunate to be able to have Chris Tong joining us. We have great confidence that Chris’ banking and oil and gas experience will be instrumental in helping Noble Energy continue to grow successfully through its strong platform of domestic and international assets.”

Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission (“SEC”) filings.

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